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                                                                    EXHIBIT 12.2



          PRO FORMA COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                             (DOLLARS IN THOUSANDS)



                                                                                       THREE MONTHS
                                                                   YEAR ENDED             ENDED
                                                                DECEMBER 31, 1995     MARCH 31, 1996
                                                                -----------------     --------------
Fixed Charges:
  Interest expense............................................      $  44,450            $ 11,113
  Implicit interest in rent...................................            850                 213
  Amortization of deferred finance charges....................          3,604                 901
                                                                    ---------            --------
          Total Fixed Charges.................................         48,904              12,227
  Preferred stock dividends and accretion.....................         13,168               3,541
                                                                    ---------            --------
          Total fixed charges and preferred stock dividends
            and accretion.....................................      $  62,072            $ 15,768
                                                                    =========            ========
  Earnings before provision for income taxes..................      $ (15,564)           $ (7,727)
  Fixed charges...............................................         48,904              12,227
                                                                    ---------            --------
          Earnings, as defined................................      $  33,340            $  4,500
                                                                    =========            ========
Ratio of earnings to fixed charges............................             --                  --
                                                                    =========            ========
Deficiency of earnings to fixed charges and preferred stock
  dividend and accretion requirement..........................      $  28,732            $ 11,268
                                                                    =========            ========
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